Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS® ANNOUNCES DISMISSAL OF CLASS ACTION LAWSUITS

THE WOODLANDS, Texas – March 3, 2011 – Repros Therapeutics Inc.® (NasdaqCM:RPRX, RPRXW and RPRXZ) today announced that the pending class action securities lawsuits that were filed against it during 2009 have been dismissed.

As was previously announced, several securities fraud class action lawsuits were filed in federal court for the Southern District of Texas against the Company and various of its current or former officers and directors in August and September 2009. The plaintiffs in these lawsuits alleged that the defendants made certain misleading statements related to the Company's Proellex® drug, including that the defendants misrepresented  the side effects of the drug related to liver function and the risk that these side effects could cause a suspension of clinical trials on Proellex®. The lawsuits were consolidated under the caption In re Repros Therapeutics, Inc. Securities Litigation, Civil Action No. 09 Civ. 2530 (VDG), and the court appointed lead plaintiffs and class counsel. Lead plaintiffs filed a consolidated amended complaint making essentially the same allegations as had been made in the prior complaints. Lead plaintiffs sought to represent a class of all persons who purchased or otherwise acquired Repros common stock between July 1, 2009 and August 2, 2009, and asserted claims under the Securities Exchange Act of 1934. Defendants filed a motion to dismiss the complaint. On January 19, 2011, the court granted the defendants' motion to dismiss and entered a final judgment dismissing the case. The time for plaintiffs to file an appeal of that order has expired.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex lifted and to determine a safe and effective dose for Proellex, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.